AGREEMENT FOR PURCHASE AND SALE OF ASSETS


                                       OF


                          BOULDER POTATO COMPANY, INC.


                                      AMONG



                       FRANK P. MAGGIO AND PAMELA S. FOX,
                       MARK C. MAGGIO AND JOHN F. MAGGIO,
                         COLLECTIVELY, AS SHAREHOLDERS;

                                       AND

                          BOULDER POTATO COMPANY, INC.,
                           AS SELLER AND THE COMPANY;

                                       AND

                              POORE BROTHERS, INC.,
                                  AS PURCHASER


                              AS OF JUNE __, 2000

                                TABLE OF CONTENTS

                                                                            PAGE

RECITALS:

ARTICLE I: PURCHASE AND SALE OF ASSETS PRICE................................   2

   I.1      PURCHASE AND SALE OF THE SHARES.................................   2
   I.2      PURCHASE PRICE..................................................   2
   I.3      PAYMENT OF LIABILITIES..........................................   4
      (A)      PAYMENT OF LIABILITIES OTHER THAN PERMITTED LIABILITIES......   4
   I.5......................................................................   4
   I.6      [RESERVED]......................................................   5
   I.7      [RESERVED]......................................................   5
   I.8      PAYMENT OF TAXES AND OTHER CHARGES..............................   5

ARTICLE II: REPRESENTATIONS AND WARRANTIES OF SELLER........................   5

   II.1     CORPORATE ORGANIZATION, ETC.....................................   5
   II.2     NO OPTIONS......................................................   5
   II.3     SUBSIDIARIES AND AFFILIATES.....................................   5
   II.4     AUTHORIZATION, ETC..............................................   6
   II.5     NO VIOLATION....................................................   6
   II.6     GOVERNMENTAL AUTHORITIES........................................   6
   II.7     FINANCIAL STATEMENTS; CLOSING BALANCE SHEET.....................   6
   II.8     NO UNDISCLOSED LIABILITIES, CLAIMS, ETC.........................   7
   II.9     ABSENCE OF CERTAIN CHANGES......................................   7
   II.10    CONTRACTS.......................................................   7
   II.11    TRUE AND COMPLETE COPIES........................................   8
   II.12    TITLE AND RELATED MATTERS.......................................   8
      (A)      REAL PROPERTY................................................   8
      (B)      PERSONAL PROPERTY............................................   9
      (C)      INVENTORIES..................................................   9
      (D)      NO DISPOSITION OF ASSETS.....................................   9
   II.13    LITIGATION......................................................   9
   II.14    TAX MATTERS.....................................................   9
   II.15    GOVERNMENT CONTRACTS............................................  10
   II.16    COMPLIANCE WITH LAW.............................................  10
   II.17    ABSENCE OF CERTAIN BUSINESS PRACTICES...........................  11
   II.18    ERISA AND RELATED EMPLOYEE BENEFIT MATTERS......................  11
   II.19    INTELLECTUAL PROPERTY...........................................  11
   II.20    WARRANTIES......................................................  11
   II.21    LABOR RELATIONS.................................................  12
   II.22    INSURANCE.......................................................  12
   II.23    LIABILITY FOR PRODUCTS..........................................  12
   II.24    ENVIRONMENTAL...................................................  12
   II.25    CAPITAL EXPENDITURES............................................  13
   II.26    SUPPLIERS.......................................................  13
   II.27    DEALINGS WITH AFFILIATES........................................  13
   II.28    BUSINESS GENERALLY..............................................  13

   II.29    BANK ACCOUNTS...................................................  13
   II.30    COMPENSATION....................................................  14
   II.32    DISCLOSURE OF CHANGES...........................................  14

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF PURCHASER....................  14

   III.1    CORPORATE ORGANIZATION, ETC.....................................  14
   III.2    CAPITALIZATION..................................................  14
   III.3    AUTHORIZATION, ETC..............................................  14
   III.4    NO VIOLATION....................................................  14
   III.5    GOVERNMENTAL AUTHORITIES........................................  15

ARTICLE IV: COVENANTS OF SELLER.............................................  15

   IV.1     REGULAR COURSE OF BUSINESS......................................  15
   IV.2     AMENDMENTS......................................................  15
   IV.3     CAPITAL CHANGES.................................................  16
   IV.4     DIVIDENDS; BONUSES..............................................  16
   IV.5     CAPITAL AND OTHER EXPENDITURES..................................  16
   IV.6     BORROWING.......................................................  16
   IV.7     OTHER COMMITMENTS...............................................  16
   IV.8     INTERIM FINANCIAL INFORMATION...................................  16
   IV.9     FULL ACCESS AND DISCLOSURE......................................  16
   IV.10    CONSENTS........................................................  17
   IV.11    BREACH OF AGREEMENT.............................................  17
   IV.12    FURTHER ASSURANCES..............................................  17
   IV.13    FULFILLMENT OF CONDITIONS.......................................  17

ARTICLE V: COVENANTS OF PURCHASER...........................................  17

   V.1      CONFIDENTIALITY.................................................  17
   V.2      BOOKS AND RECORDS...............................................  17

ARTICLE VI: OTHER AGREEMENTS................................................  17

   VI.1     AGREEMENT TO DEFEND.............................................  18
   VI.2     CONSULTANTS; BROKERS AND FINDERS................................  18
   VI.3     NONCOMPETITION AGREEMENT........................................  18
   VI.4     TAXES...........................................................  18

ARTICLE VII: CONDITIONS TO THE OBLIGATIONS OF PURCHASER.....................  19

   VII.1    REPRESENTATIONS AND WARRANTIES; PERFORMANCE.....................  19
   VII.2    CONSENTS AND APPROVALS..........................................  19
   VII.3    OPINION OF SELLER'S COUNSEL.....................................  19
   VII.4    NO ADVERSE CHANGE...............................................  20
   VII.5    NO PROCEEDING OR LITIGATION.....................................  20
   VII.6    REVIEW..........................................................  21
   VII.7    OTHER DOCUMENTS.................................................  21
   VII.8    OTHER AGREEMENTS................................................  21
   VII.9    WITHHOLDING CERTIFICATE.........................................  21
   VII.10   [RESERVED]......................................................  21
   VII.11   APPROVAL OF CLOSING BALANCE SHEET...............................  21
   VII.12   FAILURE OF CONDITIONS...........................................  21

ARTICLE VIII: CONDITIONS TO THE OBLIGATIONS OF SELLER.......................  21

   VIII.1   REPRESENTATIONS AND WARRANTIES; PERFORMANCE.....................  21
   VIII.2   NO PROCEEDING OR LITIGATION.....................................  22
   VIII.3   OPINION OF COUNSEL..............................................  22
   VIII.4   PAYMENT.........................................................  23
   VIII.5   OTHER DOCUMENTS.................................................  23
   VIII.6   OTHER AGREEMENTS................................................  23
   VIII.7   FAILURE OF CONDITION............................................  23

ARTICLE IX: CLOSING.........................................................  23

   IX.1     CLOSING.........................................................  23
   IX.2     DELIVERIES AT CLOSING...........................................  23
   IX.3     LEGAL ACTIONS...................................................  24
   IX.4     REMEDIES PRIOR TO OR ON CLOSING.................................  24
      (A)      REMEDIES OF PURCHASER PRIOR TO OR ON CLOSING.................  24
      (B)      REMEDIES OF SELLER PRIOR TO OR ON CLOSING....................  24
      (C)      TERMINATION..................................................  24

ARTICLE X: TERMINATION AND ABANDONMENT......................................  25

   X.1      METHODS OF TERMINATION..........................................  25
   X.2      PROCEDURE UPON TERMINATION......................................  25

ARTICLE XI: INDEMNIFICATION.................................................  25

   XI.1     INDEMNIFICATION BY SELLER AND SHAREHOLDERS......................  25
   XI.2     TENDER OF DEFENSE FOR DAMAGES...................................  26
   XI.3     [RESERVED]......................................................  26

ARTICLE XII: MISCELLANEOUS PROVISIONS.......................................  26

   XII.1    AMENDMENT AND MODIFICATION......................................  26
   XII.2    WAIVER OF COMPLIANCE; CONSENTS..................................  26
   XII.3    EXPENSES........................................................  27
   XII.4    INVESTIGATIONS; SURVIVAL OF WARRANTIES..........................  27
   XII.5    NOTICES.........................................................  27
   XII.6    GOVERNING LAW...................................................  28
   XII.7    NEUTRAL INTERPRETATION..........................................  28
   XII.10   PUBLICITY.......................................................  30
   XII.11   ENTIRE AGREEMENT; MODIFICATION..................................  30
   XII.12   EXHIBITS AND RECITALS...........................................  31
   XII.13   COUNTERPARTS; FACSIMILE SIGNATURES..............................  31
   XII.14   ATTORNEYS' FEES.................................................  31
   XII.15   PARTIES IN INTEREST.............................................  31
   XII.16   SEVERABILITY....................................................  31
   XII.17   RISK OF LOSS....................................................  32
   XII.18   FURTHER DOCUMENTATION...........................................  32
   XII.19   NOMINATION AND ASSIGNMENT.......................................  32
   XII.20   [RESERVED]......................................................  32
   XII.21   CERTAIN DEFINITIONS.............................................  32

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT (this "Agreement"), dated as of the _____ day of June, 2000, is made by, between and among FRANK P. MAGGIO and PAMELA S. FOX, husband and wife, MARK C. MAGGIO and JOHN F. MAGGIO (collectively, "Shareholders"); BOULDER POTATO COMPANY, INC., a Colorado corporation ("Seller" or the "Company"); and POORE BROTHERS, INC., a Delaware corporation ("Purchaser") and/or its permitted nominee or assignee.

                                    RECITALS

     This Agreement contemplates a transaction in which Purchaser will purchase from the Company substantially all of the Assets (and, contemporaneously, accept responsibility for certain liabilities of the Company) of the Company in return for certain cash and Stock (as herein defined) of Purchaser. Shareholders are the holders of all of the outstanding shares of capital stock of the Company.

     Capitalized terms used without definition herein shall have the meanings ascribed to them in SECTION 12.21 of this Agreement and Schedule 1 attached.

     NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

ARTICLE 1: PURCHASE AND SALE PRICE

     1.1 PURCHASE AND SALE OF THE ASSETS. At the Closing (defined herein) and in the manner herein provided, Seller shall sell and deliver all of the assets of the Company (collectively, the "Assets") to Purchaser, free and clear of any and all liens and/or encumbrances except as set forth herein, and Purchaser shall purchase the Assets from Seller on the terms and conditions set forth herein.

     1.2 PURCHASE PRICE. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of Seller and Shareholders herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Assets provided for in this Agreement, Purchaser agrees to pay to Seller at the Closing an aggregate purchase price (the "Purchase Price"), set forth below and payable as follows:

          (a) a cash payment, at Closing, of $300,000.00 ("Initial Cash");

          (b) the issuance to Seller, at Closing, of a Secured Promissory Note and Security Agreement in the form attached hereto as EXHIBIT 1.2 (the "Note" and the "Security Agreement", respectively) under which Purchaser will be the Maker (or if Purchaser assigns its interests hereunder in accordance with SECTION 12.19 hereof, Purchaser will guarantee same pursuant to a form of guaranty reasonably satisfactory to the parties). The Note will be in the principal amount of $830,000.00, and be finally due June 15, 2002. The Note shall bear fixed interest at the rate of six and four tenths percent (6.4%) per annum, and shall be amortized over twenty-four (24) equal (except for the first payment) monthly payments of principal and interest. Interest and principal payments will begin on July 15, 2000, and the first payment shall be adjusted by adding to it accrued but unpaid interest from the Closing Date through the 15th day of June, 2000, to appropriately establish and maintain the aforesaid amortization schedule. Security for the Note shall consist of a first lien encumbering the Assets listed on EXHIBIT 1.2(B) attached.

          (c) the issuance of $1,250,000.00 in Fair Market Value (computed as of the Closing Date) of Purchaser's (or Poore Brothers, Inc., if Purchaser exercises its assignment rights hereunder pursuant to SECTION 12.19 below) common stock (the "Closing Stock") pursuant to documents and certificates required by Purchaser or its counsel in connection therewith. The Closing Stock will enjoy certain "piggyback" registration rights exercisable in conjunction with any certain registration statement(s) which may be initiated by Purchaser post-Closing. Such registration rights shall be exercisable beginning one (1) year after the Closing. The form of Registration Rights Agreement (herein so called) related to the Closing Stock is attached hereto as EXHIBIT 1.2(C). The certificates representing said Closing Stock shall be delivered to Seller on the Closing Date or as soon thereafter as is reasonably practical, given the requirements of Purchaser's transfer agent and the like. Seller acknowledges that the Closing Stock will be unregistered (so-called "restricted" or "144") stock and that the same will not be tradable or transferable except in accordance with applicable Federal and State securities laws in effect from time to time, or pursuant to an effective registration statement. The Closing Stock (and all other stock issued hereunder) will be legended, and will be issued in accordance with the procedure, set forth in SECTION 12.8; and

          (d) the issuance of unregistered Shares of Purchaser's (or of Poore Brothers, Inc. if Purchaser exercises its assignment rights hereunder pursuant to SECTION 12.19 below) common stock (the "Additional Stock") as of June 30, 2001, June 30, 2002 and June 30, 2003 (each an "Anniversary Date"). The one year periods through such Dates (with the first Year being computed from July 1, 2000) are referred to herein as "Years". The Additional Stock shall have a Fair Market Value, as of each such Anniversary Date, equal to the Additional Issuance Amount (defined immediately below) based on the formula set forth below:

               The Additional Issuance Amount with respect to each of the first, second and third Anniversary Dates will be equal to forty percent (40%) of the increase in Net Sales for the relevant Year then ended over the highest level of Net Sales obtained in any prior Year or, as to the first Year, the immediately preceding twelve month period (herein, "Initial Year"). For each such Year, the Additional Issuance Amount shall be ascertained as of each respective Anniversary Date. No Additional Stock shall be issued for any Year during which the Net Sales are less than the Net Sales for any previous Year or the Initial Year. Seller and Shareholders understand and agree that Purchaser is under no obligation to endeavor to increase Net Sales for the purpose of increasing the amount of Additional Stock, except in the ordinary course of Purchaser's future business as Purchaser may conduct the same from time to time in Purchaser's sole discretion.
               Without limiting the generality of the foregoing, Seller and Shareholders understand and agree that Purchaser is not obligated to expend any amounts greater than Seven and One-Half percent (7 1/2%) of Net Sales during any Year for advertising, marketing and similar purposes in order to endeavor to create Net Sales. Purchaser agrees to keep reasonable books, accounting records, etc. dealing with the computation of Net Sales for a period of three (3) years after the Closing Date (after which date the computations of Purchaser dealing with Net Sales shall be binding and final), which items shall be open for reasonable inspection upon reasonable notice during all business hours to Seller and/or the Shareholders; provided, that those parties shall keep such items confidential in accordance with applicable securities laws and rules. The Additional Stock shall be a subject of the Registration Rights Agreement.

               If any event or condition beyond the reasonable contemplation and/or control of the parties ("Force Majeure Event") occurs during any Yearly period and such Force Majeure Event has a material and adverse effect on Net Sales, the length of that Yearly period shall be increased by the time during which such Force Majeure Event occurs, but in no event greater than sixty
               (60) days. However, Net Sales made during the time period during which such Force Majeure Event is pending shall not be utilized in computing Net Sales for the Year in question. The relevant Anniversary Date and all subsequent Anniversary Dates shall be adjusted accordingly. The parties will use all reasonable commercial efforts to remedy and deal with any Force Majeure Event and its effect on the operations of Purchaser. A commercially reasonable time shall be afforded the parties after each Anniversary Date to make the computations set forth above and cause the issuance, if so required, of the Additional Stock. The number of Additional Shares shall not exceed, in the aggregate, a number of Additional Shares as Purchaser may reasonably determine in order to comply with applicable NASDAQ Rules to avoid necessity of Poore Brothers shareholder approval of any issuance of Additional Stock; provided that Poore Brothers shall pay to Company, in cash, the Fair Market Value of any Additional Shares which would have been issued to the Company and which Purchaser determines not to issue in accordance with the foregoing.

          (e) Any reductions in the Net Assets of Seller from the date of the Closing Balance Sheet until Closing shall be deducted from the amount of the Closing Stock, it being the intention hereof that Seller guarantees that Adjusted Asset Value at Closing shall be equal to or greater than zero.

     1.3 NO ASSUMPTION OF CERTAIN NON-BALANCE SHEET LIABILITIES; EXISTING LOAN. Buyer is not the successor to Seller in or to any of the Assets and does not assume any liabilities of Seller or Shareholders with regard to the Assets, except for the Existing Loan (as defined immediately below), any other liabilities of Seller reflected on the Closing Balance Sheet (as herein defined) and which are approved by Purchaser in accordance with the terms hereof and other liabilities which are listed on EXHIBIT 2.8 hereto (collectively, the "Assumed Liabilities"). Seller and Shareholders will jointly and severely indemnify, pay, protect, and hold harmless Buyer from, of and against any other liabilities attaching to the Assets (other than the Assumed Liabilities).

     The Company is subject to certain outstanding obligations to certain of its Shareholders (the "Existing Loan"). The Existing Loan is evidenced by the Company's Promissory Note, in the form of EXHIBIT 1.3 hereto. Seller shall deliver to Purchaser, in the form reasonably satisfactory to Purchaser and at Closing, an Estoppel Certificate or other similar evidence of the outstanding balance of the Existing Loan at Closing. Purchaser shall assume and agree to pay the obligations of the Company under the Existing Loan in accordance with the terms thereof and hereof.

     1.4 ALLOCATIONS OF THE PURCHASE PRICE. The Purchase Price shall be paid and allocated as provided in the allocation set forth on EXHIBIT 1.4 hereto.

     1.5 DEFINITION OF ASSETS. When used herein, the term "Assets" shall mean and refer to all tangible or intangible Assets owned by the Company or used in the conduct of the Business (as herein defined), whether now owned or acquired by the Company prior to the Closing Date, including, without limitation, the following:

          (a) All raw materials, work in process and finished goods produced or used in the Company's business of the design, conceptualization, manufacture and distribution of potato chips and other salted snack foods (collectively, the "Business"), wherever located ("Inventory");

          (b) All equipment, tools, machinery, supplies, materials and other tangible personal property used in any manner in connection with the Business, wherever located (collectively, "Personal Property"), including, without limitation, the Personal Property described in EXHIBIT 1.5 attached to this Agreement;

          (c) Any and all rights in any manner related to the ownership or use of the Assets or to the ownership, operation or conduct of the Business, rights in or claims under leases, permits, licenses, purchase and sales orders, covenants not to compete, stock, stock rights, and all other contracts of any nature whatsoever ("Contractual Rights"), including, without limitation, the Contract Rights described in EXHIBIT 2.10 attached to this Agreement, and include receivables and cash as of the Closing Date; and

          (d) All of the Intellectual Property Rights (as herein defined) in any manner related to the ownership, possession or use of the Assets or to the ownership, operation or conduct of the Business, including, without limitation, the Intellectual Property Rights described in EXHIBIT 2.19 attached to this Agreement.

          Notwithstanding the foregoing, the term "Assets" shall not refer to, and the Assets shall not include, that certain legal action described on EXHIBIT
2.13 against the Hartford Insurance Company, and wherein the Company is Plaintiff, which may be retained by the Company Post-Closing; provided that the Company shall indemnify and hold harmless Purchaser from any liability which may arise out of said action.

     1.6 [RESERVED]

     1.7 [RESERVED]

     1.8 PAYMENT OF TAXES AND OTHER CHARGES. Seller shall pay any transaction privilege tax, use tax, excise tax or other transfer fee or tax which may be imposed by any governmental agency with respect to the sale, transfer, conveyance and assignment of the Assets pursuant to this Agreement.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller and Shareholders hereby jointly and severally represent and warrant to Purchaser as follows:

     2.1 CORPORATE ORGANIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with all requisite corporate power and authority to carry on its Business as it is now being conducted and to own, operate and lease its properties and Assets. EXHIBIT 2.1.1 lists each of the states where the Company is qualified as a foreign corporation. EXHIBIT 2.1.2 contains complete and correct copies of the Company's: (i) articles or certificate of incorporation;
(ii) bylaws;  (iii) good standing  certificates  from the secretary of state of:
(A) the State of Colorado; and (B) each of the states listed on EXHIBIT 2.1.1; and (iv) certificates of authority for the states listed in EXHIBIT 2.1.1, each as amended to date.

     2.2 NO OPTIONS. The authorized capital stock of the Company and the shares of capital stock of the Company issued and outstanding, of all classes, and the holdings of Seller, are as set forth in EXHIBIT 2.2. The shares of stock in Seller held by the Shareholders and reflected on EXHIBIT 2.2 (the "Shares"), represent 100% of the issued and outstanding capital stock of the Company, the Shares are all listed on EXHIBIT 2.2, and the Company has no treasury stock. All of the Shares are validly issued, fully paid and nonassessable and are owned by Seller, free and clear of all encumbrances or claims. There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements by which the Company is bound to issue any additional shares of its capital stock or options to purchase shares of its capital stock.

     2.3 SUBSIDIARIES AND AFFILIATES. Except as set forth in EXHIBIT 2.3, the Company has no subsidiaries, Affiliates, other than Seller, or investments in any other entity or business operation. The term "Affiliates" (including correlative meanings thereof such as "Affiliated") includes the shareholders, directors, officers and employees of the Company, Shareholders, the family members of Shareholders, and any corporation, partnership or other entity in which the Company, Shareholders, any family member of Shareholders or director or officer of the Company has any financial interest or is a controlling person, as that term is used in connection with the federal securities laws, if such person or entity has, or in the past had, a contractual relationship or is transacting, or has in the past transacted, business of or with the Company. Neither the Company, Shareholders, nor any Affiliate of either owns or holds, directly or indirectly or in any beneficial manner, any interest in Purchaser or any Affiliate of Purchaser except as set forth in EXHIBIT 2.3.

     2.4 AUTHORIZATION, ETC. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     2.5 NO VIOLATION. The Company is not subject to or obligated under any article or certificate of incorporation, bylaw, Law (as herein defined) or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by Seller's execution delivery and performance of this Agreement. Seller will comply with all applicable Laws in connection with
Seller's execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. When used herein, the term "Law(s)" shall mean, without limitation, all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

     2.6 GOVERNMENTAL AUTHORITIES. Seller is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required by, any governmental or regulatory authority in connection with the execution, delivery, consummation or performance of this Agreement or the transactions contemplated hereby. Neither the Company nor any "Ultimate Parent Entity" (as defined in 16 C.F.R. ss. 801.1(a) (1988)) of the Company immediately prior to the transactions contemplated hereunder is a person that has total assets or annual net sales of $10,000,000 or more within the meaning of 15 U.S.C. Section 18a.

     2.7 FINANCIAL STATEMENTS; CLOSING BALANCE SHEET. Seller has heretofore delivered to Purchaser true, correct and complete copies of all of the Company's statements of financial position as of the end of each calendar quarter of operation of the Company, beginning with the calendar quarter ending March 31, 1996, and continuing with the calendar quarter ending March 31, 2000, and statements of income for the quarters then ended, each such statement being internally prepared. All such statements of financial position are complete and accurate and fairly present the financial position of the Company as of the respective dates thereof, and such statements of income fairly present the results of operations for the periods therein referred to, all in accordance with accounting principles consistently applied throughout the periods indicated (except as stated therein or in the notes thereto and except as relates to the Existing Loan). The statement of financial position as of March 31, 2000, and the notes thereto, are referred to as the "Balance Sheet." March 31, 2000 is referred to as the "Financial Statement Date." Within two (2) business days prior to Closing, the Company shall prepare a balance sheet (the "Closing Balance Sheet") in accordance with GAAP as of the Closing Date. The Closing Balance Sheet shall be subject to Purchaser's approval. If Purchaser approves the Closing Balance Sheet, the same shall be deemed to represent the financial position of the Company as of the Closing Date. There will be no adjustment to the Purchase Price if Purchaser approves the Closing Balance Sheet, except to the extent that the Adjusted Asset Value is less than zero, whereupon the Purchase Price shall be adjusted in accordance with the terms of SECTION 1.2(E) above. However, if Purchaser disapproves the Closing Balance Sheet, Purchaser may terminate this Agreement in accordance with its terms and the only obligations which shall survive any such termination shall be as specifically set forth herein. In the event, upon post-Closing review, that the financial condition of the Company is not in accord with the Closing Balance Sheet, any adverse change between the Closing Balance Sheet and the actual financial position of the Company as of the Closing Date shall be deemed a breach of the representations and warranties of Seller hereunder and shall be treated accordingly.

     2.8 NO UNDISCLOSED LIABILITIES, CLAIMS, ETC. Except for: (a) liabilities fully reflected or reserved against in the Balance Sheet; (b) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the Financial Statement Date; and (c) such other liabilities under leases and contracts not reflected or reserved against on the Balance Sheet, but which are set forth with particularity on EXHIBIT 2.8 hereto; the Company does not have any liabilities obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise) including liabilities obligations or claims which may become known or which arise only after the Closing and which result from actions, omissions or occurrences of the Company prior to the Closing.

     2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in EXHIBIT 2.9, since the Financial Statement Date, there has not been: (a) any adverse change in the Business, prospects, financial condition, earnings or operations of the Company or any loss or material curtailment of any customer accounts of the Company; (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Company's properties and Business; (c) any declaration setting aside or payment of any dividend whether in cash, stock or property with respect to the Shares, or any redemption or other acquisition of such Shares; (d) any increase in the compensation payable or to become payable by the Company to its directors, officers, key employees, Affiliates or Shareholders or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such party; (e) any entry by the Company into any commitment or transaction, including, without limitation, any borrowing or capital expenditure other than in accordance with the schedule of capital expenditures (EXHIBIT 2.25); (f) any change by the Company in accounting methods, practices or principles; (g) any adoption of any statute, rule, regulation or order which would materially adversely affect the operations of the Company; (h) any termination or waiver of any rights of value to the Business of the Company; (i) any other transaction or event that would materially affect the operations of the Company other than in the ordinary course of business of the Company; (j) any transaction or conduct inconsistent with past Business practices; (k) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees; or (l) any agreement or understanding made or entered into to do any of the foregoing.

     2.10 CONTRACTS. EXHIBIT 2.10 contains a schedule and copies of all Contracts (defined herein) to which the Company is a party. The term "Contracts" shall include, but shall not be limited to, all oral (which shall be summarized in EXHIBIT 2.10) and written contracts, agreements, agency agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargaining, union, consulting and/or employment contracts, leases of real or Personal Property, easements, distribution or dealer agreements, service agreements, license agreements and advertising agreements (except there shall not be included agreements which do not exceed, in the case of any one agreement, an obligation of $5,000.00, and in the case of a series of related agreements, an aggregate obligation of $10,000.00). The Company is not in default or alleged to be in default under any Contract nor is Seller or any Shareholder aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract. All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and will remain in full force and effect after the Closing without any notice to or consent by any other party.

     2.11 TRUE AND COMPLETE COPIES. Copies of all agreements, contracts and documents delivered and to be delivered hereunder by the Company are, and will be, true and complete copies of such agreements, contracts and documents. All written summaries of oral agreements are, and will be, true and complete.

     2.12 TITLE AND RELATED MATTERS. The Company has (or will have, at the Closing Date) good and marketable title to all of the properties and Assets reflected in the Balance Sheet or acquired after the date thereof (except inventories sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), including, without limitation, the specific Assets referred to in paragraphs (a), (b) and (c) below, free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character, except as reflected on the Balance Sheet. The Company owns or leases, directly or indirectly, all of the Assets (including but not limited to tangible or intangible property rights licensed by the Company) and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the Business or operations of the Company as presently conducted.

          (a) REAL PROPERTY.

               (1) The Company owns no real property.

               (2) The Company is not a tenant under any lease(s) of real property used by the Company except as described on EXHIBIT 2.10. With respect to the leased real property described on EXHIBIT 2.10: (A) all such leases are in full force and effect and constitute valid and binding obligations of the respective parties thereto; (B) there have not been and there currently are not any defaults thereunder by any party thereto; (C) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the lessor to terminate the lease; and (D) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will in no way be affected by the transactions contemplated by this Agreement or, if any would be affected, Seller shall sublease or assign (as determined by Purchaser) Seller's interest under the principal lease to which Seller is a party covering approximately 4000 feet of office/warehouse space at Closing and, in connection therewith, use all necessary means at its disposal to cause an appropriate consent to such transactions to be delivered to Purchaser prior to the Closing Date at no cost or other adverse consequences to the Company (items (A) through (D) immediately above are hereinafter collectively referred to as "Lease Restrictions").

               (3) To the Knowledge of the Company, each parcel of real property, building, structure and improvement owned, leased or otherwise utilized by the Company (collectively the "Premises") conforms to all applicable Laws, including zoning regulations, none of which will, upon the sale of the Assets to Purchaser, prohibit the use of such properties, buildings, structures or improvements, for the purposes for which they are now utilized.

               (4) The Company does not currently have, and in the past has not had, any interest (as owner, tenant or otherwise) in any real property except as disclosed on EXHIBIT 2.12.

          (b) PERSONAL PROPERTY. The Company has good and marketable title to all the Personal Property and Assets, tangible or intangible, shown on the Balance Sheet except to the extent sold or disposed of in transactions entered into in the ordinary course of business consistent with past practices since the Financial Statement Date. The Company's Personal Property in the aggregate is in good condition and working order, and each individual item of Personal Property which would cost in excess of $500.00 to replace is in good condition and working order. None of such Assets are subject to any: (i) contracts of sale or lease, except contracts for the sale of inventory in the ordinary and regular course of business; or (ii) security interests, encumbrances, liens or charges of any kind or character, except as set forth in EXHIBIT 2.12. Except as set forth in EXHIBIT 2.12, there are no Lease Restrictions with respect to the Personal Property leased by the Company.

          (c) INVENTORIES. In addition to subsection (b) of this Section, the inventories of the Company included on the Balance Sheet, to be included on interim balance sheets provided pursuant to SECTION 4.8, to be reflected on the Closing Balance Sheet and owned by the Company on the Closing Date: (i) are valued with respect to each category of inventory at the lower of cost (on a FIFO basis) or market; and (ii) do not include any items which are below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the normal course of the business of the Company as currently conducted within normal inventory "turn" experience, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. The Company has the proper amount of inventories to conduct its Business consistent with past practices. There has not been since the Financial Statement Date any provision for markdowns or shrinkage with respect to inventories other than in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Purchaser.

          (d) NO DISPOSITION OF ASSETS. There has not been since the Financial Statement Date any sale, lease or any other disposition or distribution by the Company of any of its Assets or properties and any other Assets now or hereafter owned by it, except transactions in inventory in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Purchaser.

     2.13 LITIGATION. Except as set forth in EXHIBIT 2.13, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against the Company or any Shareholder which, if adversely determined, would adversely affect the Business, prospects, operations, earnings, properties or the condition, financial or otherwise, of the Company, nor is there any judgment, decree, injunction rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

     2.14 TAX MATTERS. The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees or assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable Law or assessed, charged or imposed by any governmental authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or imposed. For the purposes of this Agreement, the Company shall be deemed to include any predecessor of the Company or any person or entity from which the Company incurs a liability for Taxes as a result of any transferee liability.

     The Company has timely filed all Tax returns that it was required to file. To the Knowledge of the Company, all such returns were correct and complete in all respects. All Taxes owed by the Company to date have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax return. Neither any Shareholder nor the Company has any reason to believe that any of the Company's Tax returns will be audited. The Company's books and records contain reserves, believed to be adequate, for any Taxes owing by the Company prior to Closing.

     Neither any Shareholder nor the Company is a "foreign person or entity" within the meaning of Code Section 1445. Neither the Code nor any other provision of law requires Purchaser to withhold any portion of the Purchase Price.

     2.15 GOVERNMENT CONTRACTS. No contract or other aspect of the Business of the Company is subject to the Armed Services Procurement Regulations or other regulations of any governmental agency. The Company has not bid on or been awarded any "small business set aside contract", any other "set aside contract" or other order or contract requiring small business or other special status at any time during the last three years.

     2.16 COMPLIANCE WITH LAW.

          (a) The Company has not Knowingly failed, or is currently Knowingly failing, to comply with any applicable Laws relating to its Business or the operation of its Assets. In particular, but without limiting the generality of the foregoing, to its Knowledge, the Company is in compliance with all applicable Laws relating to: (i) anti-competitive practices; (ii) price fixing;
(iii) health and safety; and (iv) the environment. There are no proceedings of record and, to the Company's Knowledge, no proceedings are pending or threatened, nor has the Company nor any Shareholder received any written notice regarding any violation of any Law, including, without limitation, any requirement of the United States Federal Trade Commission, any state or foreign franchise agency or regulatory authority, OSHA or any pollution or environmental control agency (including air and water). The Company, to its Knowledge, has all federal, state, local and foreign licenses, permits or other approvals required for the operation of its Business as now being conducted. The Company, to its Knowledge, is in full compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act, as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act of 1986, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and all other Laws, each as amended to date, relating to employer/employee rights and obligations.

                  (b) EXHIBIT 2.16 contains copies of all reports of inspections by representatives of any federal, state or local governmental entity or agency of the Business and properties of the Company since its incorporation through the date hereof under OSHA and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports or any deficiencies noted by such inspections through the Closing Date shall be corrected by the Closing Date. There are no other registration, safety, health, environmental, anti-competitive or discrimination problems or issues relating to the financial condition, Business, Assets, operations, prospects, earnings or employment practices of the Company.

         2.17 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller, any person or entity related to or Affiliated with Seller, nor any Shareholder, or officer, of the Company, or any other person or entity acting on behalf of or associated with any Shareholder, nor any other entity directly or indirectly owned or controlled by any Shareholder or the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom the Company has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the Business of the Company (or assist the Company in connection with any actual or proposed transaction) which:
(i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (ii) if not given in the past, have had an adverse effect on the Assets, Business or operations of the Company as reflected in the financial statements of the Company described in SECTION 2.7; or (iii) if not continued in the future, might adversely affect the Assets, Business, operations or prospects of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

     2.18 ERISA AND RELATED EMPLOYEE BENEFIT MATTERS. The Company does not and has never maintained or contributed to any "employee pension benefit plan" or any other multi-employer plan or welfare benefit plan (within the meaning of Section 3(2) of ERISA).

     2.19 INTELLECTUAL PROPERTY. To the Knowledge of the Company, there are no adverse claims or restrictions on the Company's right to use its Intellectual Property rights. EXHIBIT 2.19 sets forth, in detail, all of the Company's rights or interests in any copyright, trademark, service mark, patent application for any patent or registration, franchise or registration of any of the foregoing (except for trade names and trade secrets) (collectively, "Intellectual Property Rights") used in, or necessary or desirable for, the operation of its Business as currently conducted. There are no products or services manufactured, distributed or provided by the Company or processes used by the Company which violate any license or infringe upon any Intellectual Property Rights or other rights of any third party. There are no products or services manufactured, distributed, or provided by any third party or processes used by any third party which violate any license or infringe upon any Intellectual Property Rights of the Company. The Company and the Shareholders are each unaware that any such claim or demand will be, or is likely to be, made or of any fact or circumstance that could reasonably give rise to any such claim or demand.

     2.20 WARRANTIES. Except as set forth in EXHIBIT 2.20, there are no claims existing or threatened under or pursuant to any warranty, whether expressed or implied, on products or services sold by the Company through the Closing, and the Balance Sheet reserves, if any, for anticipated claims are adequate to cover any such claims which may arise. EXHIBIT 2.20 includes a copy of the form of all written warranties furnished by the Company to purchasers of any of the Company's product since its incorporation.

     2.21 LABOR RELATIONS. Except as set forth in EXHIBIT 2.21, there have been no strikes, work stoppages or any demands for collective bargaining by any union or labor organization since the Company's incorporation; there is no collective bargaining relationship between the Company and any union; there is no dispute or controversy with any union or other organization of the Company's employees and there are no arbitration proceedings pending or threatened involving a dispute or controversy. The Company currently has satisfactory relationships with its employees. Except as disclosed in EXHIBIT 2.21 and since December 31, 1999, no non-officer employees of the Company and no officers of the Company have resigned, advised the Company of an intention to resign from such employment or refused to continue employment with the Company.

     2.22 INSURANCE. EXHIBIT 2.22 lists and includes copies of all certificates of coverage regarding all of the Company's existing insurance policies, the premiums therefor and the coverage of each policy. All of said polices are in full force and effect as stated on EXHIBIT 2.22 and, to the Company's Knowledge, are adequate to insure the Company against Known and potential losses and claims arising out of any of the Company's activities prior to the Closing Date.

     2.23 LIABILITY FOR PRODUCTS. The Company has no Knowledge of any claims against the Company for injury to person or property of its employees or any third parties suffered as a result of the provision, sale or distribution, at wholesale or at retail, of any product of the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products. The product liability, errors and omissions and personal injury insurance maintained by the Company has been on an "occurrence" basis since the Company's incorporation.

     2.24 ENVIRONMENTAL.

          (a) For purposes of this Section:

               (1) "Hazardous Materials" means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (i) defined as a "pollutant" pursuant to 33 U.S.C.ss. 1362(6); (ii) defined as a "hazardous waste" pursuant to 42 U.S.C.ss.6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C.ss. 6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C.ss. 9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C.ss.9601(33); (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

               (2) "Environmental Laws and Regulations" means all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Laws relating to pollution, nuisance or the environment including, without limitation, (i) the Federal Clean Air Act, 42 U.S. C.ss.ss.7401 ET SEQ.; (d) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.ss.9601 ET SEQ.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C.ss.ss.1101 ET SEQ.;
(iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136 ET SEQ.; (v) the Federal Water Pollution Control Act, 33 U.S.C.ss.ss.1251 ET SEQ.; (vi) the Solid Waste Disposal Act, 42 U.S.C.ss.ss.6901 ET SEQ.; (vii) the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601 ET SEQ.; (viii) Laws relating in whole or part tO emissions, discharges, releases or threatened releases of any Hazardous Material; and (ix) Laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation storage or handling of any Hazardous Material.

          (b) To the  Company's  Knowledge,  there are no pending  or  currently
proposed  changes  to  any  Environmental   Laws  and  Regulations  which,  when
implemented or effective, may affect the operations of the Company.

          (c) EXHIBIT 2.24 lists all requests, permits, licenses and other authorizations which are Known to the Company and which are required with respect to the Company's operations as well as the transaction contemplated hereby under all Environmental Laws and Regulations.

          (d) There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the Knowledge of Shareholders and the Company, threatened against the Company relating in any way to any Environmental Laws and Regulations.

          (e) EXHIBIT 2.24 contains complete copies of all environmental investigations, assessments, audits, studies, tests and related materials in possession of the Company, or Known to the Company to exist, which relate to the current or prior operations of the Company or any real property now or previously owned, operated, leased or utilized by the Company.

     2.25 CAPITAL EXPENDITURES. The Company has outstanding commitments for capital expenditures as set forth in EXHIBIT 2.25, which includes a schedule of substantially all moneys disbursed on account of capital expenditures made by the Company between the Financial Statement Date and the date hereof After the date hereof, no capital expenditures or commitments will be made by the Company, except as set forth in EXHIBIT 2.25 or with Purchaser's prior written consent.

     2.26 SUPPLIERS. No suppliers of goods or services to the Company that has made sales or provided services representing, individually or in the aggregate, more than $5,000.00 in payments or commitments by the Company within the last 12 months has (i) ceased, or indicated any intention to cease, doing business with the Company, or (ii) changed or indicated any intention to change any terms or conditions for future supply or sale of products or services from the terms or conditions that existed with respect to the supply or sale of such products or services during the 12 month period ending on the date hereof.

     2.27 DEALINGS WITH AFFILIATES. EXHIBIT 2.27 sets forth a complete list (including the parties) and copies (or a detailed summary in the case of an oral agreement) of all oral or written contracts, arrangements or other agreements to which the Company is, will be or has been a party at any time from the incorporation of the Company to the Closing Date, and to which any other Affiliate of the Company was or is also a party.

     2.28 BUSINESS GENERALLY. Since December 31, 1999, there have been no events, transactions or information which could be expected to have an adverse effect on the Business and operations of the Company, and the Company is not a party to any agreement, contract or covenant limiting the Company from competing in any kind of business or with any person or other entity in any geographic area.

     2.29 BANK ACCOUNTS. EXHIBIT 2.29 is a list of all bank accounts, lock boxes, post office boxes and safe deposit boxes maintained in the name of or controlled by the Company and the names of the persons having access thereto.

     2.30 COMPENSATION. EXHIBIT 2.30 lists the current job title and total remuneration (including, without limitation, salary, commissions and bonuses) for each officer, director, employee or consultant of the Company who received total remuneration in excess of $5,000.00 from the Company during any of the past three fiscal years or who is expected to receive total remuneration in excess of such amount during the current fiscal year. Except as set forth in
EXHIBIT 2.30, the Company has not, since the Financial Statement Date, and will not prior to the Closing Date, increase or commit to increase the base compensation, commission bonus or the rate (or any other component) of total compensation payable or to become payable by the Company to any employee (including any director or officer), whether such person is listed on EXHIBIT
2.30 or not, and no extraordinary compensation or bonus will be paid by the Company.

     2.31 [RESERVED]

     2.32 DISCLOSURE OF CHANGES. Seller will promptly notify Purchaser in writing of: (a) the commencement or threat of any threatened lawsuit or claim against any Shareholder or affecting the Company, the operation and conduct of the Business or its prospects or challenging the validity or propriety of, or seeking to enjoin or to set aside the transactions contemplated by, this Agreement; (b) any adverse change in the financial condition of Seller or Seller's Business; or (c) any change in any representations or warranties of

Seller set forth in this Agreement or in any Exhibit, certificate or other documents delivered to Purchaser by Seller pursuant to this Agreement.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Shareholder, as follows:

     3.1 CORPORATE ORGANIZATION, ETC. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and will be qualified to do business in Colorado on the Closing Date.

     3.2 CAPITALIZATION. As of the date of this Agreement, Purchaser has authorized capital stock consisting of Fifty Million (50,000,000) shares of common stock, par value $.01 per share, and Fifty Thousand (50,000) shares of preferred stock, par value $100.00 per share.

     3.3 AUTHORIZATION, ETC. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Purchaser has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part will be necessary to authorize this Agreement and the transactions contemplated hereby. In addition, when issued in accordance with the terms hereof, all of the Closing Stock and Additional Stock will be duly authorized, validly issued, fully paid and non-assessable.

     3.4 NO VIOLATION. Upon fulfillment of all of Purchaser's conditions precedent described in Article VII below, Purchaser will not be subject to or obligated under any certificate of incorporation, bylaw, Law or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by its execution, delivery or performance of this Agreement. Purchaser will comply with all Known Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     3.5 GOVERNMENTAL AUTHORITIES. Upon fulfillment of all of Purchaser's conditions precedent described in Article VII below, Purchaser will not be required to submit any notice, report or other filing with, and no consent, approval or authorization is required by, any governmental or regulatory authority in connection with Purchaser's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except any necessary securities regulatory filings and/or notices.

     3.6. NOTE AND SECURITY DOCUMENTS. The Note and the assumption by Purchaser of the Existing Loan and the Security Agreement and any Financing Statements executed in connection therewith are valid and have been duly authorized to and are binding on Purchaser and enforceable against Purchaser, in accordance with their respective terms.

     3.7 REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement is valid and has been duly authorized and is binding upon Purchaser and enforceable against Purchaser, in accordance with its terms.

     3.8 BORROWINGS. There is no current uncured monetary defaults under any of Purchaser's loan obligations for borrowed monies, whether to U.S. Bank National Association ("U.S. Bancorp") or to any other person or entity, and Purchaser has not received notice of any uncured non-monetary default thereunder which have not been, to Purchaser's Knowledge, satisfactorily cured.

     3.9 EMPLOYMENT AGREEMENTS. The Employment Agreements (as herein defined) have been duly authorized and are binding upon Purchaser and enforceable against Purchaser, in accordance with their respective terms.

ARTICLE 4: COVENANTS OF SELLER.

     Except as otherwise consented to or approved by Purchaser in writing, from the date of execution hereof until the Closing, Seller covenants and agrees (and Shareholders will cause the Company to act or refrain from acting where required hereinafter) as follows:

     4.1 REGULAR COURSE OF BUSINESS. The Company will: (i) operate its Business in the ordinary course, diligently and in good faith, consistent with past management practices; (ii) maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; (iii) maintain (except for expiration due to lapse of time) all leases and contracts described herein in effect without change except as expressly provided herein; (iv) comply with the provisions of all Laws applicable to the conduct of its Business; (v) not engage in any significant or unusual transaction; (vi) not cancel, release, waive or compromise any debt, claim or right in its favor having a value in excess of $500.00 other than in connection with returns for credit or replacement in the ordinary course of business; and (vii) maintain insurance coverage up to the Closing Date in current amounts.

     4.2 AMENDMENTS. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in the Company's articles or certificate of incorporation or bylaws. The Company will not merge into or consolidate with any other corporation or person, or change the character of its Business.

     4.3 CAPITAL CHANGES. The Company will not: (i) issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock of any class; or (ii) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

     4.4 DIVIDENDS; BONUSES. Except as set forth in EXHIBIT 4.4, prior to Closing, the Company will not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock. The Company will not pay, set aside, accrue, agree to or become liable in any manner for any bonus, of any nature or type, to Seller or to any employee or officer of the Company.

     4.5 CAPITAL AND OTHER EXPENDITURES. The Company will not make any capital expenditures, or commitments with respect thereto, except as set forth in
EXHIBIT 2.25. The Company will not prepay any debt or obligation (except for prepaying trade accounts payable in the normal course of business to take advantage of cash discounts).

     4.6 BORROWING. The Company will not: (i) incur, assume or guarantee any indebtedness or capital leases; or (ii) create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon its Assets other than in the ordinary course of business.

     4.7 OTHER COMMITMENTS. Except in the ordinary course of business consistent with past practices which do not, in the aggregate exceed $5,000.00 in total or with the written consent of Purchaser, the Company will not enter into any transaction make any commitment or incur any obligation.

     4.8 INTERIM FINANCIAL INFORMATION. Seller will supply Purchaser with unaudited monthly financial statements of the Company within 10 business days of the end of each month ending between the Financial Statement Date and the Closing Date certified by the Company's President and Chief Financial Officer as having been prepared in accordance with procedures employed by the Company in preparing prior monthly financial statements. All such financial statements shall be accompanied by a certificate of the President and Chief Financial Officer of the Company certifying that such financial statements were prepared in accordance with accounting principles applied on a basis consistent with the unaudited financial statements for the preceding months and such unaudited statements include all adjustments (all of which were normal recurring adjustments) necessary to fairly present the financial position, results of operations and changes in financial position at and for such period. Within two
(2) business days prior to the Closing Date, the Company will supply Purchaser with the Closing Balance Sheet which will then be administered in accordance with the terms hereof.

     4.9 FULL ACCESS AND DISCLOSURE.

          (a) The Company shall afford to Purchaser and its counsel, accountants and other authorized representatives access during business hours to the Company's plants, properties, books and records in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and the Company will cause its officers and employees to furnish such additional financial and operating data and other information as Purchaser shall from time to time reasonably request.

          (b) From time to time prior to the Closing Date, the Company will promptly supplement or amend in writing information previously delivered to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed.

     4.10 CONSENTS. The Company will use all necessary means at its disposal to obtain on or prior to the Closing Date all consents necessary to the consummation of the transactions contemplated hereby.

     4.11 BREACH OF AGREEMENT. Neither Shareholders nor the Company will take any action which, if taken prior to the Closing Date, would constitute a breach of this Agreement.

     4.12 FURTHER ASSURANCES. The Company, Shareholders and Seller's counsel will furnish Purchaser with such other and further documents, certificates, opinions, consents and information as Purchaser shall reasonably request to enable Purchaser to borrow funds from a bank or other lending entity or individual(s) for the purchase of the Assets and to evidence compliance with the terms and conditions of any credit agreement to be entered into between Purchaser and a bank and/or other lending entities or individuals.

     4.13 FULFILLMENT OF CONDITIONS. Shareholders and the Company will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE 5: COVENANTS OF PURCHASER

     Purchaser hereby covenants and agrees with Seller that:

     5.1 CONFIDENTIALITY.  In accordance with the general provisions of SECTIONS
12.9 AND 12.10 below, Purchaser will hold in confidence all information received by Purchaser from Seller or the Company in connection with the transactions contemplated hereby, except as may be required by applicable law or as otherwise contemplated herein.

     5.2 BOOKS AND RECORDS. Purchaser shall preserve and keep the Company's books and records delivered hereunder for a period of three (3) years from the date hereof and shall, during such period, make such books and records available to former officers and directors of the Company for any reasonable purpose.

ARTICLE 6: OTHER AGREEMENTS

     Purchaser and Seller covenant and agree that:

     6.1 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation of the nature specified herein is commenced, whether before or after the Closing Date, all parties hereto agree to cooperate and use their best efforts to defend against the allegations made therein and to respond to such allegations in such a manner so as to reasonably advance the interests of the Parties in endeavoring to Close to the transactions contemplated hereby.

     6.2 CONSULTANTS; BROKERS AND FINDERS. Seller represents and warrants that Seller has not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement. Purchaser represents and warrants, except for Stifel, Nicolaus & Company, which Purchaser shall compensate pursuant to separate agreement, that it has not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement. Seller and Purchaser each hereby agree to indemnify, defend and hold the other party and its officers, directors, employees and Affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders' fees due to any consultant, broker or finder retained by the indemnifying party.

     6.3 NONCOMPETITION AGREEMENT. At the Closing, Purchaser and Maggios (as herein defined) will enter into a Noncompetition Agreement in substantially the form attached to their respective Employment Agreements (described in SECTION
6.6 below).

     6.4 TAXES. Seller and Shareholders shall be jointly and severally liable and indemnify Purchaser and the Company for all Taxes of the Company to the extent such Taxes are not adequately provided for as current Taxes on the Closing Balance Sheet: (i) for taxable periods ending on or before the Closing Date; and (ii) for any period not ending on or before the Closing Date, for the portion of any Taxes attributable to the period ending on the Closing Date.

     6.5 ESCROW AGREEMENT. Purchaser, Seller and a reasonably reputable financial or other institution selected by Purchaser and not unreasonably objected to by Seller, as escrow agent, will enter into an Escrow Agreement in substantially the form set forth in EXHIBIT 6.5.

     6.6 EMPLOYMENT AGREEMENTS. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser or its designee, on the one hand, and Mark
C. Maggio and John F. Maggio (collectively, the "Maggios"), on the other hand, shall execute and deliver to each other two (2) original counterparts of Employment Agreements (herein so called), each of which shall be dated as of the Closing Date and in form and content identical to EXHIBITS 6.6-A AND 6.6-B. The Employment Agreements shall provide for such persons' respective employments with the Company for an initial two (2) year term commencing on the Closing Date, at a annual salary of Ninety Thousand and No/100 Dollars ($90,000.00) each.

     6.7 CONCERNING BOULDER NATURAL FOODS. The Company represents that Frank P. Maggio ("Foods Shareholder") presently holds all of the outstanding capital stock of a Colorado corporation styled "Boulder Natural Foods, Inc." ("Boulder Foods"). The Company further represents that the sole assets of Boulder Foods consist of certain domain names and trademarks/trade names/service marks/other similar intellectual property (collectively, "Foods Assets"), that Boulder Foods owns all of the Foods Assets free and clear of any claims of any third parties and that Boulder Foods has no other liabilities (fixed or contingent) which would affect any of the Foods Assets or Boulder Foods itself. At the Closing and for the consideration of One Thousand Dollars ($1,000.00), the Foods Shareholder shall transfer, by instrument satisfactory to Purchaser ("Boulder Foods Stock Transfer Document"), all of the capital stock of Boulder Foods to Purchaser (and/or to its designee). The Company and the Shareholders shall execute such further documents as may be reasonably necessary or desirable in order to assure Purchaser that Purchaser (and/or its designee) will have clear title to such capital stock and thereby obtain, directly or indirectly, clear title to the Foods Assets.

ARTICLE 7: CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     Each and every obligation of Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Purchaser:

     7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by Seller herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date; Seller shall have, and shall have caused the President and Chief Financial Officer of the Company to have, delivered to Purchaser a certificate, dated the Closing Date, in the form designated EXHIBIT
7.1 hereto, certifying to such matters and the other conditions contained in this Article VII.

     7.2 CONSENTS AND APPROVALS. All consents from, and filings with, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause an adverse effect on the financial condition or Business of the Company shall have been obtained and delivered to Purchaser.

     7.3 OPINION OF SELLER'S COUNSEL. Purchaser shall have received an opinion of Shareholders' and the Company's independent counsel, dated the Closing Date, to the following effect:

          (a) The Company is a Colorado corporation, duly organized, validly existing and in good standing in each jurisdiction where the conduct of its Business would so require and has the requisite corporate power and corporate authority: (a) to own, lease and operate its properties; (b) to carry on its Business in the places where and in the manner in which it is presently being conducted; and (c) to consummate the transactions contemplated by, and to perform its obligations under, this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated by, and the performance of the obligations under, this Agreement have been duly authorized by the Company and no other corporate proceedings on the part of the Company are necessary in connection therewith.

          (b) Although acknowledging that Colorado law does not apply to this Agreement or to any of the documents described herein, but assuming that Colorado law governed this Agreement and said other documents, this Agreement would constitute, and each other agreement or instrument to be executed and delivered by Shareholders and the Company pursuant to the terms of this
Agreement would constitute, a legal, valid and binding obligation of Shareholders and/or the Company, as appropriate, enforceable against Shareholders and/or the Company in accordance with their respective terms, and when the Assignment Documents (as defined below) are executed, delivered and/or recorded and/or filed, as appropriate, title to the Assets will be vested in Purchaser free and clear of all liens and encumbrances.

          (c) [RESERVED]

          (d)  Neither  the  execution   and  delivery  of  this   Agreement  by
Shareholders and/or the Company nor the consummation of the transactions contemplated by, nor the performance of Shareholders' or the Company's obligations under, this Agreement will: (a) violate any provisions of the Company's Articles of Incorporation or Bylaws; (b) violate any statute, code, ordinance, rule or regulation of the State of Colorado applicable to Shareholders, the Company or the operation and conduct of the Company's Business; (c) to said counsel's knowledge, violate any judgment, order, writ, decree, injunction or award of any court, arbitrator, mediator, government or governmental agency or instrumentality to which any Shareholder or Seller is a party or by which any Shareholder or the Company or any of the Company's Assets are bound; (d) to said counsel's knowledge, violate, breach, conflict with, constitute a default under, result in the termination of or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Shareholder or the Company is a party or by which any Shareholder, the Company or any of the Company's Assets are bound; or (e) result in the creation of any lien, security interest, charge or other encumbrance upon any of the Assets.

          (e) To said counsel's knowledge, there is no pending or threatened litigation or other legal proceeding against any Shareholder, the Company or affecting any of the Company's Assets or the operation or conduct of the Company's Business or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement.

          (f) No consent, approval, authorization or other action by, or filing with, any federal, state or local governmental agency or instrumentality is required in connection with the execution and delivery by Shareholders and the Company of this Agreement, the consummation by Shareholders or the Company of the transactions contemplated by, or the performance of Shareholders' and/or the Company's obligations under, this Agreement.

          (g) Boulder Foods is a Colorado corporation, duly organized, validly existing and in good standing. The sole Shareholder of Boulder Foods is the Foods Shareholder. The Boulder Foods Stock Transfer Document is in proper form under Colorado law to transfer, and, when properly executed and delivered, will transfer, all of the capital stock of Boulder Foods to Purchaser.

     7.4 NO ADVERSE CHANGE. There shall have been no adverse change since the Financial Statement Date in the Business, prospects, financial condition, earnings or operations of the Company. However, approval of the Closing Balance

Sheet by Purchaser shall be deemed a waiver by Purchaser of any adverse changes since the Financial Statement Date which are fully reflected in the Closing Balance Sheet, but the Purchase Price shall nonetheless be adjusted in accordance with the terms of SECTION 1.3(E) above if the Adjusted Asset Value is less than zero.

     7.5 NO PROCEEDING OR LITIGATION. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against any Shareholder, the Company, Purchaser or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     7.6 REVIEW. A full due diligence review of Business of the Company shall be completed by Purchaser, its legal counsel, its outside consultants, or others appointed by Purchaser. Purchaser shall be satisfied in its sole and absolute discretion with the results of its due diligence review of the Company and its Business operations, prospects and Assets. Purchaser shall bear the costs of this review.

     7.7 OTHER DOCUMENTS. Seller will furnish Purchaser with such other and further documents and certificates of its officers and others as Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

     7.8 OTHER AGREEMENTS. The Agreements described in Article VI shall have been entered into and delivered.

     7.9 WITHHOLDING CERTIFICATE. Purchaser shall have received from Seller an executed withholding certificate in the form attached hereto as EXHIBIT 7.9.

     7.10 [RESERVED].

     7.11 APPROVAL OF CLOSING BALANCE SHEET. Purchaser shall have approved the Closing Balance Sheet in accordance with the terms of SECTION 2.7 above.

     7.12 FAILURE OF CONDITIONS. Seller agrees to use commercially reasonable efforts to satisfy the conditions set forth in this Article VII to the extent the same are applicable to Seller. If Seller should be unable to satisfy any such condition or conditions set forth in this Article VII, Seller shall notify Purchaser, and Purchaser, by written notice to Seller to be given prior to the Closing, shall either: (i) waive such condition or conditions and proceed to close; or (ii) cancel this Agreement. If Purchaser elects to cancel this Agreement pursuant to the foregoing provisions, and the failure of condition is not due to Seller's breach hereunder, the provisions of the Production Agreement (as herein defined) shall continue to be effective, Purchaser shall have returned to it all other documents Purchaser either deposited with, or delivered to, Seller and thereupon this Agreement shall be deemed null and void and neither party shall have any further obligation or liability under this Agreement, except as otherwise expressly provided in this Agreement. If Purchaser's cancellation is due to Seller's breach hereunder, and the balance of the provisions of the immediately preceding sentence shall also be in full force and effect without Purchaser, however, waiving any rights it may have on account of Seller's breach hereunder pursuant to SECTION 9.4 below.

ARTICLE 8: CONDITIONS TO THE OBLIGATIONS OF SELLER

     Each and every obligation of Seller under this Agreement shall be subject to the satisfaction on or before the Closing Date, of each of the following conditions unless waived in writing by Seller:

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by Purchaser herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to Seller a certificate of a responsible officer, dated the Closing Date, certifying to the fulfillment of the conditions set forth herein, in the form designated as EXHIBIT 8.1 and the other conditions contained in this Article VIII.

     8.2 NO PROCEEDING OR LITIGATION. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, or threatened, against the Company, Purchaser, Shareholders, or any of their respective principals, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any such transactions.

     8.3 OPINION OF COUNSEL. Seller shall have received an opinion of counsel to Purchaser dated the Closing Date to the following effect:

          (a) Purchaser is a Delaware corporation, duly organized, validly existing, in good standing and has the requisite corporate power and corporate authority to consummate the transactions contemplated by, and to perform its obligations under, this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated by, and the performance of the obligations under, this Agreement have been duly authorized by requisite corporate action on the part of Purchaser.

          (b) This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The Employment Agreements, the Note, the Security Agreement (together with associated Financing Statements), the Registration Rights Agreement, the Closing Stock and the assumption by Purchaser of the Existing Loan constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms; provided that, as to the Closing Stock, counsel need not render any securities law opinion.

          (c) Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated by, nor the performance of Purchaser's obligations under, this Agreement will: (a) violate any provisions of the Articles or Bylaws of Purchaser; (b) violate any statute, code, ordinance, rule or regulation of the State of Arizona applicable to Purchaser;
(c) to said counsel's  knowledge,  violate any judgment,  order,  writ,  decree, injunction or award of any court, arbitrator, mediator, government or governmental agency or instrumentality to which Purchaser is a party or by which Purchaser is bound; and (d) to said counsel's knowledge, violate, breach, conflict with, constitute a default under, result in the termination of or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound.

          (d) To said counsel's knowledge, there is no pending or threatened litigation or other legal proceeding against Purchaser or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement, except as set forth in Purchaser's public filings, reports and/or announcements and in so-called "audit letters" from such counsel to auditors of Purchaser, the content of which letters need not be disclosed to Seller.

          (e) No consent, approval, authorization or other action by, or filing with, any federal, state or local governmental agency or instrumentality is required in connection with the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated by, or the performance of Purchaser's obligations under, this Agreement; provided, however, that counsel need not opine to securities issues or to issues of Colorado law, but only to Arizona law and Delaware corporate law.

     8.4 PAYMENT.  The  payment(s)  required at Closing and described in SECTION
1.2 shall have been made.

     8.5 OTHER DOCUMENTS. Purchaser will furnish Seller with such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

     8.6 OTHER AGREEMENTS. The agreements described in Article VI shall have been entered into and delivered.

     8.7 FAILURE OF CONDITION. Purchaser agrees to use reasonable commercial efforts to satisfy the conditions set forth in this Article 8 applicable to Purchaser. If Purchaser should be unable to satisfy any such condition or conditions set forth in this Article 8, Purchaser shall notify Seller, and Seller, by written notice to Purchaser to be given prior to the Closing, shall either: (i) waive such condition or conditions and proceed to close; or (ii) cancel this Agreement. If Seller elects to cancel this Agreement pursuant to the foregoing provisions of this Article 8, the provisions of the Production Agreement shall continue to be effective, and thereupon this Agreement shall be deemed null and void and neither party shall have any further obligation or liability under this Agreement, except as otherwise expressly provided in this Agreement.

ARTICLE 9: CLOSING

     9.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing (the "Closing") shall be held on June 8, 2000, or on such other date (the "Closing Date") mutually agreed upon at such place or places as Purchaser shall designate.

     9.2 DELIVERIES AT CLOSING.

          (a) At the Closing Seller shall transfer and assign to Purchaser all of the Assets by delivering a Bill of Sale, an Assignment of Leases (or an appropriate instrument of assignment/sublease as Purchaser shall determine), together with the associated consent of the landlord, an Assignment of Intangible Property Rights, filable and/or recordable assignments of all of Seller's Intellectual Property Rights, if any, an Assumption Agreement in form and substance reasonably satisfactory to the parties, and also executed by Poore Brothers, dealing with the Existing Loan (together with the Promissory Note evidencing same) and the Assumed Liabilities, and such other transfer documentation as may be requested by Purchaser or its counsel, all in form and substance satisfactory to Purchaser and its counsel (collectively, "Assignment Documents"), and the cash consideration, the note(s), and the other agreements, certifications and other documents required to be executed and delivered hereunder at the Closing shall be duly and validly executed and delivered.

          (b) From time to time after the Closing at Purchaser's request and without further consideration from Purchaser, Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may require to convey, transfer to and vest in Purchaser and to put Purchaser in possession of the Assets to be sold, conveyed, transferred and delivered hereunder. Seller shall also, contemporaneous with Closing, change its name to a name reasonably approved by Purchaser and consent to Purchaser (and/or Purchaser's designee) utilizing Seller's present corporate name and/or any reasonable variants thereof, executing such documents of assignment of such name and variants as may be requested by Purchaser, and shall also cause Boulder Foods to deliver resignations of its Officers and Directors as Purchaser may determine.

     9.3 LEGAL ACTIONS. If, prior to the Closing Date, any action or proceeding shall have been instituted by any third party before any court or governmental agency to restrain or prohibit this Agreement or the consummation of the transactions contemplated herein, the Closing shall be adjourned at the option of any party hereto for a period of up to 120 days. If, at the end of such 120 day period, the action or proceeding shall not have been favorably resolved, any party hereto may, by written notice thereof to the other party or parties, terminate its obligation hereunder.

     9.4 REMEDIES PRIOR TO OR ON CLOSING.

          (a) REMEDIES OF PURCHASER PRIOR TO OR ON CLOSING. In the event of any breach or default of any warranty, covenant, agreement, condition or other obligation of Seller or any Shareholder under this Agreement, Purchaser may at its option, terminate this Agreement by delivering written notice of termination to Seller on or before the Closing Date. The notice shall specify with particularity the breach or default on which the notice is based. Notwithstanding the foregoing, the parties acknowledge that the Assets are unique and that, in the event of a breach or default by Seller or any Shareholder under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Purchaser. Therefore, in the event of any such breach or default, Purchaser may, at its option, sue for specific performance. Purchaser's other option in the event of breach by Seller or any Shareholder under this Agreement, but only in the event that specific performance is unavailable for any reason, shall be to bring an action against Seller and the affected Shareholder(s), if any, to recover
Purchaser's reasonable attorneys' fees, together with all other reasonable expenses incurred, expended and/or paid by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, financing costs, investigation costs, travel costs, reimbursement for experts' fees and other fees.

          (b) REMEDIES OF SELLER PRIOR TO OR ON CLOSING. In the event of any breach or default of any warranty, covenant, agreement, condition or other obligation of Purchaser under this Agreement, Seller's sole and exclusive remedy shall be to terminate this Agreement by delivering written notice of termination to Purchaser on or before the Closing Date. The notice shall specify with particularity the breach or default on which the notice is based.

          (c) TERMINATION. In the event of termination of this Agreement by either Purchaser or Seller as provided in this SECTION 9.4, this Agreement shall become null and void, other than SECTION 9.4(A) above, which shall remain in full force and effect. Upon termination, Purchaser shall deliver to Seller and Seller shall deliver to Purchaser any and all documentation provided by each party to the other pursuant to the terms of this Agreement.

ARTICLE 10: TERMINATION AND ABANDONMENT

     10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to Closing (notwithstanding approval by the Board of Directors of Purchaser):

          (a) by mutual consent of Purchaser and Seller; or

          (b) by either Purchaser or Seller, if (i) such party is not in breach hereunder and the other party is in breach hereunder and (ii) this Agreement is not consummated on or before the Closing Date, including extensions.

     10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to SECTION 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) each party will upon request redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement; and

          (c) each party shall bear its own expenses.

ARTICLE 11: INDEMNIFICATION

     11.1 INDEMNIFICATION BY SELLER AND SHAREHOLDERS. Seller and Shareholders, severally and jointly, agree to indemnify Purchaser and each of its shareholders, officers and directors against any loss, damage or expense (including, but not limited to reasonable attorneys' fees) ("Damages"), incurred or sustained by Purchaser or any of its shareholders, officers or directors as a result of: (a) any breach of any provision, covenant or agreement contained in this Agreement by Seller or any Shareholder other than described in (b) or (c) below; (b) any inaccuracy in any of the representations or warranties made by Seller or any Shareholder in Article II of this Agreement to the extent any such inaccuracy relates and is attributable to events, actions, occurrences, conditions or omissions existing prior to the Closing Date; or (c) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by Seller or any Shareholder in accordance with any provision of this Agreement. The right to indemnification and the liability of the Company and Shareholders as described in this Article XI shall, except as specifically provided below, be limited to the Escrowed Stock (as defined in the Escrow Agreement) and shall be the exclusive remedy of Purchaser with respect to Damage claims. The obligations of Seller and the Shareholders as set forth in SECTIONS 11.1(B) and (C) shall be subject to and limited by the following:

          (a) Purchaser shall give written notice to Seller and the Shareholders stating specifically the basis for the claim for Damages, the amount thereof and shall tender defense thereof to Seller and the Shareholders as provided in
SECTION 11.2;

          (b) All claims for Damages shall be payable from the Poore Brothers Securities (as defined in the Escrow Agreement) in initial Fair Market Value of $300,000.00. However, except for damages arising out of intentional or fraudulent: (1) actions; (2) misrepresentations; or (3) breaches, neither Seller or any Shareholder shall have personal liability to pay any of the indemnification Damages claimed hereunder and when the Escrowed Stock is fully released from Escrow and the Note is paid in full, Purchaser shall have no other claims for indemnification Damages against Seller or any Shareholder except for intentional or fraudulent: (1) actions; (2) misrepresentations; or (3) breaches. No claim may be made for Damages upon the Poore Brothers Securities unless and until, in accordance with the terms of the Escrow Agreement, all prior claims made thereunder total at least $20,000.00;

          (c) No claim for Damages by Purchaser shall be made if Purchaser has been compensated without cost to Purchaser; and

          (d) No claim for Damages shall be made by Purchaser if any loss is actually recovered by the Purchaser from insurers, or from any third party.

     11.2 TENDER OF DEFENSE FOR DAMAGES. Promptly upon receipt by Purchaser of a notice of a claim by a third party which may give rise to a claim for Damages, Purchaser shall give written notice thereof to Seller and the Shareholders. No failure or delay of Purchaser in the performance of the foregoing shall relieve, reduce or otherwise affect Seller's and the Shareholders' obligations and liability to indemnify Purchaser pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected Seller's and the Shareholders' ability to defend against such claim for Damages. If Seller or the Shareholders give to Purchaser an agreement in writing, in a form reasonably satisfactory to Purchaser's counsel, to defend such claim for Damages, Seller and the Shareholders may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Seller and the Shareholders, in their sole discretion, shall elect and Purchaser shall execute such documents and take such steps as may be reasonably necessary in the opinion of counsel for Seller and the Shareholders to enable Seller and the Shareholders to conduct the defense of such claim for Damages. If Seller of the Shareholders fail or refuse to defend any claim for Damages, Seller and the Shareholders may nevertheless, at their own expense, participate in the defense of such claim by Purchaser and in any and all settlement negotiations relating thereto. In any and all events, Seller and the Shareholders shall have such access to the records and files of Purchaser relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

     11.3 [RESERVED]

ARTICLE 12: MISCELLANEOUS PROVISIONS

     12.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Seller and Purchaser.

     12.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Seller or the Shareholders on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser, or Seller and the Shareholders, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

     12.3 EXPENSES. Each party will pay its own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein, but the Company's and Shareholders' expenses shall not exceed $25,000.00.

     12.4 INVESTIGATIONS; SURVIVAL OF WARRANTIES. The respective representations and warranties of Seller, the Shareholders and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or by the occurrence of the Closing. Each and every such representation and warranty shall survive for a period of two (2) years from the Closing Date; PROVIDED, HOWEVER, all claims for Damages based on intentional or fraudulent actions, misrepresentations or breaches shall never expire.

     12.5 NOTICES. Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective only if it is in writing and
(i) personally delivered, in (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery service, or (iv) telecopied, with receipt confirmed, addressed as follows:

          (a) If to Seller and the
              Shareholders:        Boulder Potato Company, Inc.
                                   Attn:  Mr. Mark C. Maggio
                                   1898 South Flatiron Court, #120
                                   Boulder, Colorado  80301
                                   Telephone: (303) 546-9939
                                   Facsimile: (303) 546-9133

              With copy to:        Frank Maggio, Esq.
                                   Suite 501, Amcore Financial Plaza
                                   Rockford, Illinois  61104
                                   Telephone: (815) 968-5100
                                   Facsimile: (815) 968-4417

              or to such other person or address as Seller shall furnish to Purchaser in writing.

          (b) If to Purchaser:     Poore Brothers, Inc.
                                   Attn: Mr. Thomas Freeze
                                   3500 South La Cometa Dr.
                                   Goodyear, Arizona  85338
                                   Telephone: (623) 932-6200
                                   Facsimile: (623) 925-2363

              With a copy to:      Mariscal, Weeks, McIntyre & Friedlander, P.A.
                                   Attn:  Fred C. Fathe, Esq.
                                   2901 North Central Avenue, #200
                                   Phoenix, Arizona  85012
                                   Telephone: (602) 285-5000
                                   Telecopier: (602) 285-5100
              or such other persons or addresses as shall be furnished in writing by any party to the other party.

A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited in the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that a Notice was not received by the intended recipient.

     12.6 GOVERNING LAW.

          This Agreement shall be governed by the laws of the state of Arizona (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the state of Arizona) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies. Sole jurisdiction and venue for adjudication of disputes hereunder shall be in the Superior Court for the State of Arizona in and for the Count of Maricopa, sitting in Phoenix, Arizona, or in the Federal District Court for the District of Arizona sitting in Phoenix, Arizona, if jurisdiction shall lie in that Court. The Parties consent to and stipulate that sole jurisdiction and venue for all disputes hereunder shall be in either of those Courts. No action shall be commenced elsewhere.

     12.7 NEUTRAL INTERPRETATION. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the drafting hereof.

     12.8 SECURITIES ISSUES. Seller hereby acknowledges that Purchaser will be relying upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the Colorado Securities Act and The Illinois Securities Law of 1953 (collectively, the "Local Acts") in connection with the issuance of the Closing Stock and/or the Additional Stock (collectively, the "Stock") to Seller. In connection with establishing the applicability of the above-mentioned exemptions, Seller represents and warrants to, and agrees with, Purchaser as follows:

          (a) The Stock is being acquired by Seller for his, her or its account for purposes of investment and not "with a view to" the "distribution" thereof, as those terms are used in the 1933 Act and the rules and regulations thereunder.

          (b) Seller understands and acknowledges that the Stock constitutes "restricted securities" under federal and state securities laws insofar as the Stock has not been registered under the 1933 Act or the securities laws of any other jurisdiction, that the Stock may not be resold or transferred without compliance with the registration or qualification provisions of the 1933 Act or applicable federal and state securities laws of any state or other jurisdiction or an opinion of counsel that an exemption from such registration and qualification requirements is available. Seller is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and the resale limitations imposed thereby and by the 1933 Act.

          (c)  Seller   understands   that  any   certificate  or   certificates
representing the Stock that are issued by Purchaser will bear the following legend or a legend similar thereto:

               THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. SUCH STOCK HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF. SUCH STOCK MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND COMPLIANCE WITH THE REQUIREMENTS OF ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.

          (d) Seller has the requisite knowledge and experience in financial and business matters, including investments of this type, to be capable of evaluating the merits and risks of an investment in the Stock and of making an informed investment decision with respect thereto. Seller is able to (i) bear the economic risk of his, her or its investment in the Stock, (ii) hold the Stock for an indefinite period of time, and (iii) afford a complete loss of his, her or its investment.

          (e) Seller has obtained sufficient information to evaluate the merits and risks of his, her or its acquisition of the Stock and to make an informed investment decision. Seller has reviewed the recent reports filed by Purchaser with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, as well as recent press releases issued by Purchaser, and has reviewed such additional documentation and information and has conducted such research regarding Purchaser as Seller has deemed prudent and necessary in connection with the issuance of the Stock to Seller. Based upon such review and research, Seller believes that he, she or it is fully aware of the current condition (financial and otherwise) and prospects of Purchaser. Seller acknowledges receipt from Purchaser of copies of certain periodic and other reports filed by Purchaser with the Securities and Exchange Commission since January 1, 2000, including, without limitation, Purchaser's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, and Purchaser's Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2000.

          (f) All documents, records and other information relating to the Purchaser that have been requested by the undersigned and that are considered by the undersigned to be material in making a decision to enter into the transactions contemplated by this Agreement (including, without limitation, the receipt by Seller of the Stock as a portion of the consideration payable by Purchaser pursuant hereto) have been delivered or made available to him, her or it, and Seller's investment decision is based upon his, her or its own investigation and analysis and not the representations or inducements of Purchaser or any party or parties acting on its behalf.

          (g) Seller understands that Purchaser will rely on the representations contained in this Section 12.8 in connection with the issuance of the Stock to the Seller.

          Purchaser represents and warrants to, and agrees with, Seller and the Shareholders as follows:

          (a) None of the Reports filed by Purchaser with the Securities and Exchange Commission ("SEC") contains any misstatement of material fact and none of said Reports omits any information necessary to make the included information not materially misleading; and

          (b) Purchaser agrees to make available to Seller and the Shareholders, at all times hereafter and when required by applicable SEC rules, adequate current public information with respect to the Purchaser within the meaning of Rule 144 (c) of the 1933 Act.

     12.9 NONDISCLOSURE. No party will disclose the existence or contents of this Agreement or any of the discussions or communications regarding the transactions contemplated by this Agreement to any third persons without the prior written consent of the other party, except as required by applicable law; provided, however, that disclosures shall be permitted without the prior written consent of the other party: (i) to Seller's and Purchaser's respective partners, directors, shareholders, key employees, attorneys, accountants and lenders; (ii) to agents and advisors of Seller or Purchaser who may be retained to render services in connection with the transactions contemplated by this Agreement; and
(iii) to all persons from whom consents, approvals or amendments are required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller and Shareholders recognize the "public" status of Purchaser and any public filings and/or statements made or caused to be made by Purchaser shall be an exception to the foregoing.

     12.10 PUBLICITY. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser, Seller and the Shareholders. Neither Purchaser, on one hand, nor Seller and the Shareholders, on the other hand, shall act unilaterally in this regard without the prior written approval of the other party; however, this approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller and the Shareholders recognize the "public" status of Purchaser and any public filings and/or statements made or caused to be made by Purchaser shall be an exception to the foregoing.

     12.11 ENTIRE AGREEMENT; MODIFICATION. Except as set forth below, this Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to its subject matter, including, but not limited to, that certain Letter of Intent between Purchaser and Seller, dated February 16, 2000. Notwithstanding the foregoing, that certain Production Agreement (herein so called), between Purchaser and Seller, dated January 22, 1999, shall survive any termination of this Agreement and is specifically deemed not to be integrated herein. Said Production Agreement shall remain a fully binding agreement between the parties in accordance with its terms. No supplement, modification or amendment of this Agreement shall be binding and enforceable unless executed in writing by the parties.

     12.12 EXHIBITS AND RECITALS. The Exhibits attached to this Agreement and the Recitals set forth above are hereby incorporated into and made a part of this Agreement. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, any information disclosed in any Exhibit to this Agreement shall be considered to be disclosed in all other Exhibits to the extent that an explicit cross-reference to such other Exhibits appears.

     12.13 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties. The parties agree that this Agreement may be transmitted between them via facsimile. The parties intend that the faxed signatures constitute original signatures and that a faxed agreement containing the signatures (original or faxed) of all the parties is binding upon the parties.

     12.14 ATTORNEYS' FEES. In the event an action or suit is brought by any party to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs, as determined by the judge of the court.

     12.15 PARTIES IN INTEREST. Except as expressly provided in SECTION 12.19 below, nothing in this Agreement is intended to confer upon any person other than the parties, their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party, nor shall any provision of this Agreement give any entity any right of subrogation against or action over or against any party.

     Any third party lender to Purchaser in connection with the Closing or the financing of any portion of the Purchase Price ("Lender") shall be a third party beneficiary of all of the representations, warranties and agreements of Seller and Shareholders made herein, Seller and Shareholders acknowledging that, in order to supply part of the purchase money hereunder, Lender may be making a loan to Purchaser secured by, among other things, a collateral assignment of Purchaser's interest hereunder. Therefore, if Lender succeeds to Purchaser's position hereunder, Seller and Shareholders shall recognize Lender for all purposes hereunder and shall perform the representations, warranties, covenants and agreements herein contained and which survive the Closing to Lender in that instance. Seller and Shareholders shall, from time to time, execute such documents as may be reasonably requested by Lender or Purchaser in order to evidence such an item including, without limitation, estoppel certificates and recognition agreements.

     12.16 SEVERABILITY. The invalidity or unenforceability of all or any part of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be continued in all respects as if such invalid or unenforceable provision were omitted.

     12.17 RISK OF LOSS. Seller shall bear all risk of loss with respect to the Company's Assets arising on or prior to the Closing Date. In the event that all or any part of the Company's Assets are damaged or destroyed by fire, windstorm, flood or any other casualty on or prior to the Closing Date (whether or not insured), Seller shall immediately notify Purchaser of such damage or destruction. In such event, Seller and Purchaser agree as follows:

          (a) If the amount of the casualty loss is less than Ten Thousand and No/100 Dollars ($10,000.00), the Purchase Price shall be reduced by the amount of the casualty loss, and Seller shall retain the right to receive proceeds of any insurance policies which cover any such loss.

          (b) If the amount of the casualty loss is Ten Thousand and No/100 Dollars ($10,000.00) or more, Purchaser shall have the option to: (a) terminate this Agreement by written notice to Seller, in which case the parties shall have no further obligations under this Agreement; or (b) continue to proceed with the transactions contemplated by this Agreement. If the Purchaser elects to continue to proceed with the transactions contemplated under this Agreement: (1) all insurance proceeds collectible by reason of such casualty loss shall be deemed to have been absolutely and irrevocably assigned to, and shall be payable directly to, Purchaser; (2) Seller shall deliver to Purchaser, on or before the Closing Date, a duly executed assignment of all insurance proceeds, in form and substance acceptance to Purchaser; (3) Purchaser shall have the right to conduct all settlement proceedings with respect to such insurance claims; and (4) Purchaser shall have the right and option to extend the Closing Date for a period of up to sixty (60) days from the date of such casualty loss.

     12.18 FURTHER DOCUMENTATION. Each party will execute and deliver such further instruments and documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

     12.19 NOMINATION AND ASSIGNMENT. Purchaser shall have the ability, without the need to obtain the consent of Seller or any Shareholder (as shall Purchaser's assignee or nominee), to nominate or assign all or any portion of Purchaser's rights under this Agreement to any person and/or entity which is an Affiliate of Purchaser for any consideration deemed acceptable to Purchaser in its reasonable discretion. In the event of such nomination and/or assignment, Purchaser shall not be released from its obligations to issue the Stock and its obligations to make payment under the Note (and its attendant security) and to assume certain obligations relating to the Existing Loan and the Company hereunder, and shall cause its nominee/assignee to pay the consideration and to otherwise consummate the Closing hereunder

     12.20 [RESERVED].

     12.21 CERTAIN DEFINITIONS. Capitalized terms utilized in this Agreement shall have the meanings ascribed to them in definitional parentheticals located throughout this Agreement. In addition, and without limiting the foregoing, certain capitalized terms shall have the meanings ascribed to them in SCHEDULE 1 attached.

     12.22 CROSS-DEFAULT CLAUSES. The Note, the Security Agreement and the Assumption Agreement relating to the Existing Loan and the Assumed Liabilities shall provide that a default in one obligation (after opportunity for notice and cure) constitutes a default as to all such agreements.

     12.23 PAYMENTS BY WIRE. Unless otherwise agreed by the Parties hereto, the initial cash payment due at Closing and all payments under the Note shall be paid on or before the due date by wire transfer or delivery of other immediately available funds to an account reasonably designated by the Shareholders in writing not less than three (3) days prior to the Closing or the due date for a Note payment, as the case may be.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.


SHAREHOLDERS:
                                         ---------------------------------------
                                         FRANK P. MAGGIO


                                         ---------------------------------------
                                         PAMELA S. FOX


                                         ---------------------------------------
                                         MARK C. MAGGIO


                                         ---------------------------------------
                                         JOHN F. MAGGIO


COMPANY:                                 BOULDER POTATO COMPANY, INC.,
                                         a Colorado corporation


                                         By:
                                             -----------------------------------
                                             Its:
                                                  ------------------------------

PURCHASER:                               POORE BROTHERS, INC.,
                                         a Delaware corporation


                                         By:
                                             -----------------------------------
                                             Its:
                                                  ------------------------------

                       SCHEDULE OF EXHIBITS AND SCHEDULES
                                       TO
                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS


EXHIBITS           TITLE
--------           -----

Exhibit 1.2        Secured Promissory Note and Security Agreement

Exhibit 1.2(b)     Encumbered Assets

Exhibit 1.2(c)     Registration Rights Agreement

Exhibit 1.3        Form of Existing Loan Note

Exhibit 1.4        Allocation

Exhibit 1.5        Personal Property

Exhibit 2 1.1.     Foreign Qualifications

Exhibit 2.1.2 Certificate or Articles of Incorporation, Bylaws, Good Standing Certificates and Certificates of Authority

Exhibit 2.2        Schedule of Authorized, Issued and Outstanding Capital Stock

Exhibit 2.3        Schedule of Subsidiaries and Affiliates

Exhibit 2.8        Schedule of Other Liabilities

Exhibit 2.9        Exceptions To Absence of Certain Changes

Exhibit 2.10       Schedule of Contracts

Exhibit 2.12       Title and Related Matters

Exhibit 2.13       Legal Proceedings and Judgments

Exhibit 2.16       Copies of Reports and Inspections

Exhibit 2.19       Intellectual Property Rights

Exhibit 2.20       Warranties and Claims Under Warranties

Exhibit 2.21       Labor Relations

Exhibit 2.22       Schedule of Insurance

Exhibit 2.24       Environmental Matters

Exhibit 2.25       Schedule of Capital Expenditures

Exhibit 2.27       Schedule of Contracts with Affiliates

Exhibit 2.29       Bank Accounts

Exhibit 2.30       Compensation Schedule

Exhibit 4.4        Permitted Distributions

Exhibit 6.5        Escrow Agreement

Exhibit 6.6        Employment Agreements (2 Parts)

Exhibit 7.1        Certificate of Fulfillment of Conditions by Seller and the
                   Company

Exhibit 7.9        Withholding Certificate

Exhibit 8.1        Certificate of Fulfillment of Conditions of Purchaser

                                   SCHEDULE 1

                             SCHEDULE OF DEFINITIONS

     The following capitalized terms shall have the following meanings throughout this Agreement. The listing of these definitions shall not limit or supersede the definition of any other capitalized term, where the same is defined in a definitional parenthetical located elsewhere in this Agreement:

     "Adjusted Asset Value" means the algebraic sum obtained by subtracting from the value of the Net Assets (computed in accordance with GAAP) the sum of the Assumed Liabilities (to the extent not theretofore subtracted when initially arriving at Net Asset Value) and then adding to the difference so computed the sum of Twenty Thousand Dollars ($20,000.00).

     "Boulder Products" means all food and other consumable products sold by the Company, Poore Brothers, or any Affiliate under the Boulder Trade Names, whether said products are now existing or hereafter developed.

     "Boulder Trade Names" means all trade names, trademarks, domain names, service marks, trade styles and other Intellectual Property of a like or similar nature transferred and assigned pursuant to this Agreement and owned, or as to which rights are claimed, by the Company and/or Boulder Foods, including, without limitation, the following trade names: "Boulder Potato Company", "Boulder Chips", "Boulder Potato Chips" and "Boulder Natural Foods".

     "Fair Market Value", when used herein in reference to the common stock of Poore Brothers, means the average of the last sales price of Poore Brothers common stock on the NASDAQ SmallCap Market (or if such specific market information is generally unavailable, then on such market as Poore Brothers common stock may then be listed, or if not so listed, then under any replacement market or index generally reflecting the traded value of Poore Brothers common stock as may be reasonably designated by Purchaser from time to time) for the last ten (10) trading days immediately preceding the date upon which such Fair Market Value must be ascertained in accordance with the terms of this Agreement.

     "GAAP"  shall  mean  the  Generally  Accepted   Accounting   Principles  as
understood on the relevant date in question, as applied on a consistent basis from time to time.

     "Knowledge" (and or variants thereof such as "Known", "Know" or "Knowingly") means the actual knowledge of a person or entity and the Affiliates of that person or entity after reasonable inquiry as necessary or appropriate in the circumstances.

     "Net Assets" shall mean the net tangible assets of Seller computed in accordance with GAAP reduced by Balance Sheet Liabilities.

     "Net Sales" means all gross sales, less discounts for price adjustments, returns, cash discounts and other credits issued to customers, but excluding marketing-related expenses such as trade or promotional allowances and advertising of Boulder Products. Net Sales shall be determined in accordance with GAAP and consistent with the manner in which Purchaser reports its Net Sales in its periodic financial statement filings with the SEC.